UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.      )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to ss.240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 12, 2009

          The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Thursday, November 12, 2009, at 10:00 a.m., local time, at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect as directors the seven nominees named in the accompanying Proxy Statement to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

          The board of directors has fixed the close of business on September 16, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027.

          It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 13, 2009

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.
________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 12, 2009

General

          This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate offices located at 2400 S.W. 145th Avenue, Miramar, Florida 33027, at 10:00 a.m., local time, on November 12, 2009, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

          It is anticipated that our annual report for the fiscal year ended June 30, 2009 (fiscal 2009), this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about October 13, 2009. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

          Only holders of record of our common stock at the close of business on September 16, 2009, are entitled to notice of and to vote at the annual meeting. On that date, there were 28,866,656 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters.

          A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers that do not receive instructions from beneficial owners may exercise their discretionary voting power with respect to the election of our directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

          Pursuant to the Florida Business Corporation Act, our directors are elected by a plurality of the votes cast. This means that the seven nominees for director who receive the most votes are elected. Abstentions and broker non-votes, if any, have no effect on whether a nominee for director is elected. As a result of a recent amendment to the Florida Business Corporation Act that went into effect October 1, 2009 and permits Florida corporations to adopt majority voting for the election of directors through a by-law amendment, the Company intends to adopt a by-law amendment, effective January 1, 2010, that will provide for majority voting with respect to the election of directors, as described in further detail below under the heading "Majority Voting for Directors."

          With respect to matters other than the election of directors, our by-laws provide that, if a quorum is present at a meeting of shareholders, a matter is approved by our shareholders if the votes cast at the meeting in favor of a matter presented for shareholder approval exceed the votes cast against such matter, except as otherwise provided by our amended and restated articles of incorporation or applicable law. Consequently, the number of shares of common stock represented in person or by proxy, and entitled to vote at the meeting, that are voted in favor of the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2010, must exceed the number of shares voted against the approval of such matter in order for the proposal to be approved by our shareholders. Abstentions and broker non-votes, if any, are not counted as votes "for" or "against" any proposals.

          Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

—	FOR the election of all of the nominees for director named in this Proxy Statement;

—	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2010; and

—	in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

          You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank or brokerage firm, to vote by telephone or through the Internet. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the record date, or a legal proxy from your broker or nominee.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

          Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Elizabeth Arden, Inc. to be held on November 12, 2009: This proxy statement, the notice of annual meeting of shareholders, a sample form of the proxy sent or given to our shareholders, and our 2009 annual report are available on our website at http://annualmeeting.elizabetharden.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of September 30, 2009 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2009 Summary Compensation Table below, and (c) all of our directors and executive officers as a group, without naming them. The percentage of beneficial ownership set forth below is based on 28,866,656 shares of our common stock outstanding on September 30, 2009.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class(2)

E. Scott Beattie(3)	2,022,485	6.8%
Fred Berens(4)	861,810	3.0%
Maura J. Clark(5)	23,000	*
Richard C. W. Mauran(6)	1,783,083	6.2%
William M. Tatham(7)	76,530	*
J. W. Nevil Thomas(8)	239,251	*
Paul F. West(9)	411,777	1.4%
Joel B. Ronkin(10)	361,983	1.2%
Stephen J. Smith(11)	362,867	1.2%
Ronald L. Rolleston(12)	218,305	*
Elizabeth T. Park (13)	103,267	*
Jacobus A. J. Steffens(14)	34,679	*
NWQ Investment Management Company, LLC (15)	4,345,494	15.1%
M&G Investment Management Limited and M&G Investment Funds 1(16)	3,415,452	11.8%
Cumberland Private Wealth Management, Inc.(17)	1,665,932	5.8%
All directors and executive officers as a group (14 persons)(18)	6,858,194	22.0%

*	Less than one percent of the class.

(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.

(2)

Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 30, 2009. Also includes unvested shares of restricted stock, including market-based restricted stock (MBRS), performance-based restricted stock (PBRS) and service-based restricted stock (SBRS), as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3)

Includes (i) 819,451 shares of common stock, (ii) 108,800 shares of MBRS, (iii) 122,134 shares of SBRS, (iv) 61,600 shares of PBRS, and (v) 910,500 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 819,451 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.

(4)

Includes (i) 799,310 shares of common stock and (ii) 62,500 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 799,310 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. The address of Mr. Berens is 200 South Biscayne Boulevard, Suite 3200, Miami, Florida 33131.

(5)

Includes (i) 10,000 shares of common stock and (ii) 13,000 shares of common stock issuable upon the exercise of stock options. The address of Ms. Clark is Two Gateway Center, 9th Floor, 603 Stanwix Street, Pittsburgh, PA 15222.

(6)

Includes (i) 1,467,198 shares of common stock owned by Euro Credit Investments Limited and 253,385 shares of common stock owned by Sloan Financial Corporation, companies controlled by Mr. Mauran, and (ii) 62,500 shares of common stock issuable upon the exercise of stock options. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. Of these shares of common stock, 1,720,583 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.

(7)

Includes (i) 6,630 shares of common stock owned individually by Mr. Tatham, (ii) 6,950 shares of common stock owned by Mr. Tatham's spouse, (iii) 950 shares of common stock owned by a family holding company of which Mr. Tatham is president and director, and (iv) 62,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse and the family holding company. The address of Mr. Tatham is 4101 Yonge Street, Suite 501, Toronto, Ontario M2P 1N6 Canada.

(8)

Includes (i) 6,765 shares of common stock owned individually by Mr. Thomas, (ii) 5,119 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 137,488 shares of common stock held by Nevcorp, Inc., a company owned by Mayfront Trust, of which Mr. Thomas' spouse has voting control, (iv) 1,198 shares of common stock held in trust for the benefit of Mr. Thomas' child and for which Mr. Thomas serves as co-trustee with his spouse, (v) 2,925 shares of common stock owned by Mr. Thomas' spouse, (vi) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas' spouse, and (vii) 62,500 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 176,751 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse, Nevcorp, Inc., Mayfront Trust and S.E.T. Holdings Corporation. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5 Canada.

(9)	Includes (i) 66,878 shares of common stock, (ii) 54,000 shares of MBRS, and (iii) 290,899 shares of common stock issuable upon the exercise of stock options.

(10)

Includes (i) 43,932 shares of common stock, including 1,000 shares owned by Mr. Ronkin together with his wife as joint tenants with right of survivorship, (ii) 27,000 shares of MBRS, (iii) 59,768 shares of SBRS, (iv) 29,100 shares of PBRS, and (v) 202,183 shares of common stock issuable upon the exercise of stock options.

(11)

Includes (i) 42,167 shares of common stock, (ii) 18,000 shares of MBRS, (iii) 41,600 shares of SBRS, (iv) 22,500 shares of PBRS, and (v) 238,600 shares of common stock issuable upon the exercise of stock options.

(12)

Includes (i) 42,808 shares of common stock, (ii) 24,000 shares of MBRS, (iii) 22,334 shares of SBRS, (iv) 10,600 shares of PBRS, and (v) 118,563 shares of common stock issuable upon the exercise of stock options.

(13)

Includes (i) 16,766 shares of common stock, (ii) 12,000 shares of MBRS, (iii) 22,134 shares of SBRS, (iv) 10,600 shares of PBRS, and (v) 41,767 shares of common stock issuable upon the exercise of stock options.

(14)

Information provided as of December 31, 2008, the last day of Mr. Steffens' employment with the company, after giving effect to the forfeiture of shares of MBRS, SBRS, PBRS and stock options in connection with, and subsequent to, the end of Mr. Steffens' employment.

(15)

Based on Amendment No. 1 to Schedule 13G dated July 31, 2009 filed by NWQ Investment Management Company, LLC, which reflects (i) sole voting power with respect to 3,924,417 shares, and (ii) sole dispositive power with respect to all of the shares. The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(16)

Based on Amendment No. 3 to Schedule 13G dated December 31, 2008, filed by M&G Investment Management Limited and M&G Investment Funds 1, which reflects (i) shared voting and dispositive power held by M&G Investment Management Limited with respect to 3,415,452 shares, and (ii) shared voting and dispositive power held by M&G Investment Funds 1 with respect to 3,410,101 shares. The address of M&G Investment Management Limited and M&G Investment Funds 1 is Governor's House, Laurence Pountney Hill, London EC4R 0HH, United Kingdom.

(17)

Based on Amendment No. 1 to Schedule 13G dated December 31, 2008 filed by Cumberland Private Wealth Management, Inc., which reflects sole voting and dispositive power with respect to all of the shares. The address of Cumberland Private Wealth Management, Inc. is 99 Yorkville Avenue, Suite 300, Toronto, Ontario M5R 3K5 Canada.

(18)

Includes (i) 2,314,277 shares of common stock issuable upon exercise of stock options, (ii) 282,972 shares of SBRS, (iii) 294,800 shares of MBRS, and (iv) 146,200 shares of PBRS. Also includes 3,516,095 shares of Common Stock held in margin accounts, regardless of whether loans are outstanding. Does not include Mr. Steffens, whose employment with the Company ended on December 31, 2008. See note 14 above.

PROPOSAL 1 --
ELECTION OF DIRECTORS

Information about the Nominees

          Seven directors are to be elected at the annual meeting. Our amended and restated articles of incorporation provide that the number of directors constituting the board of directors shall not be less than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. The board of directors has fixed the number of directors at seven.

          The seven nominees named below are currently serving as our directors and, based on the recommendation of the nominating and corporate governance committee, have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

          The names of the nominees for our board of directors and information about them are set forth below.
Nominee	Director Since	Business Experience During Past Five Years and Other Directorships

E. Scott Beattie	January 1995

Mr. Beattie, age 50, has served as chairman of our board of directors since April 2000, as our chief executive officer since March 1998, and as one of our directors since January 1995. Mr. Beattie also has served as our president since August 2006, a position he also held from April 1997 to March 2003. In addition, Mr. Beattie served as our chief operating officer from April 1997 to March 1998, and as vice chairman of the board of directors and assistant secretary from November 1995 to April 1997. He is a director of ObjectVideo, Inc., an information technology company. Mr. Beattie is also a director and a member of the executive committee of the Personal Care Products Council, the national trade association for the cosmetic and personal care products industry, a member of the advisory board of the Ivey Business School, and a member of the board of directors of PENCIL, a not-for-profit organization that benefits New York City public schools.

Paul West	August 2006

Mr. West, age 59, has served as vice chairman of our board of directors since August 2006. Previously, Mr. West served as our president and chief operating officer from March 2003 to August 2006, as our executive vice president and chief operating officer from November 2000 to March 2003, as our executive vice president, sales management and planning from March 2000 through November 2000, and as our senior vice president, sales management and planning from April 1998 to March 2000. Prior to joining us, Mr. West worked in various management capacities for divisions of Unilever N. V., a global consumer products company, including Chesebrough Ponds, Inc., and the Elizabeth Arden Company, where he served as chief financial officer from September 1989 to May 1996. Mr. West remains a non-executive employee of ours, focusing primarily on our expansion plans in Asia.

Nominee	Director Since	Business Experience During Past Five Years and Other Directorships

Fred Berens	July 1992

Mr. Berens, age 66, has served as our lead independent director since February 2009. Mr. Berens has served in various capacities with Wells Fargo Advisors LLC (formerly known as Wachovia Securities, Inc.), an investment-banking firm, since March 1965, most recently as managing director-investments since September 2004. Mr. Berens has served on the board of trustees of the University of Miami since 1972.

J. W. Nevil Thomas	July 1992

Mr. Thomas, age 71, served as non-executive vice chairman of our board of directors from April 1997 to August 2006 and previously served as chairman of our board of directors from July 1992 to April 1997. Mr. Thomas has served as president and chief executive officer of Nevcorp, a financial and management consulting firm, since 1970, and has been Chairman of BCC Advisors, Inc. (formerly known as Bedford Capital Corporation) since 1982. Mr. Thomas is also a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, and a director of Templeton Growth Funds, Ltd., a publicly traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc.

Richard C.W. Mauran	July 1992	Mr. Mauran, age 75, is a private equity investor.

Maura J. Clark	August 2005

Ms. Clark, age 50, has served as president, direct energy business, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc since September 2007. From July 2006 to September 2007, Ms. Clark served as executive vice president, mergers and acquisitions, of Direct Energy Services LLC. From April 2005 until July 2006, Ms. Clark was the senior vice president, North American strategy and mergers and acquisitions of Direct Energy Services. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment-banking firm. From August 1995 to September 2000, Ms. Clark served as the executive vice president, corporate development and chief financial officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

William M. Tatham	July 2001

Mr. Tatham, age 50, has served as chairman and chief executive officer of NexJ Systems, Inc., a Canada-based client relationship management software company, since June 2006, and as chief executive officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company since September 2001. From November 2000 to June 2001, Mr. Tatham served as vice president and general manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the chairman and chief executive officer of Janna Systems, Inc., a publicly-held, Canada-based software development company that Mr. Tatham founded.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2009. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis, except that a Form 4 regarding two gifts made by Mr. Beattie was not filed on a timely basis.

GOVERNANCE OF THE COMPANY

          Corporate Governance Guidelines and Principles. Our Corporate Governance Guidelines and Principles set forth the responsibilities and qualification standards of the members of our board of directors and are intended as a component of the governance framework within which the board of directors, assisted by its committees, directs our affairs. Among other things, our Corporate Governance Guidelines and Principles provide that our independent directors have the opportunity to meet in executive session at every board and board committee meeting, with the agenda for such meetings being established by our lead independent director. The full text of our Corporate Governance Guidelines and Principles, as approved by the board of directors, is published on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles."

          The listing standards of the Nasdaq Global Select Market (Nasdaq) require that a majority of our board be composed of directors who are "independent," as such term is defined by Rule 4200(a)(15) of Nasdaq's Marketplace Rules. Our board of directors has determined that each of our directors, with the exception of Messrs. Beattie and West, is independent under Nasdaq and SEC rules. In making its independence determination, the board of directors considered that Mr. Berens received compensation from Wells Fargo Advisors LLC (formerly known as Wachovia Securities, Inc.) of approximately $4,140 during fiscal 2009 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. The board of directors concluded that such relationship did not interfere with Mr. Berens' ability to exercise independent judgment in carrying out the responsibilities of a director.

          Shareholders may communicate with the board of directors, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

          Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Business Conduct."

          Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and the review of disclosure and accounting matters, including the adequacy of disclosure controls and procedures and internal controls over financial reporting. Any alleged violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

          The full text of this Supplemental Code of Ethics, as approved by our board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Code of Ethics."

Meetings and Committees of Our Board of Directors

          During fiscal 2009, the board of directors met six times and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which such director served. Our independent directors generally meet in executive session after each board or board committee meeting. During fiscal 2009, the board of directors had three committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Directors are not required to attend our annual meetings of shareholders. Mr. Beattie was the only director present at our 2008 annual meeting of shareholders.

The Audit Committee

          The audit committee consists of Messrs. Berens and Tatham and Ms. Clark. Mr. Berens chairs the audit committee, which met five times during fiscal 2009.

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the audits of our consolidated financial statements, and also carries out such other duties as directed by the board of directors. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, the independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing their independence; (2) reviewing the planning and staffing of the audit, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports and the consolidated financial statements included in such reports, the accounting principles, standards, policies and practices followed by us and the adequacy of our internal controls over financial reporting; (5) reviewing the internal quality control review of the independent registered public accounting firm and evaluating their qualifications and performance; (6) approving the audit committee report included in this proxy statement, (7) reviewing the independent registered public accounting firm's certification and report on management's assessment of internal controls; and (8) reviewing and approving related person transactions.

         The responsibilities of the audit committee, as approved by the board of directors, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Audit Committee."

          Our board of directors has determined that Mr. Berens and Ms. Clark are "audit committee financial experts" for purposes of the SEC's rules and that each of the members of the audit committee is independent, as defined by applicable SEC and Nasdaq rules.

The Compensation Committee

          The compensation committee consists of Messrs. Berens, Tatham and Thomas. Mr. Berens chairs the compensation committee, which met four times during fiscal 2009.

          The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and programs for our executive officers and other employees, including approving grants of restricted stock and stock options pursuant to stock incentive plans and cash bonus awards under our cash bonus plans; (2) reviewing and approving the compensation of our executive officers; (3) administering the stock incentive plans, the employee stock purchase plan and the cash bonus plans; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis and making a recommendation to the board of directors regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; and (5) reviewing and making recommendations to the board of directors regarding non-employee director compensation.

          The responsibilities of the compensation committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Compensation Committee."

          The compensation committee has the authority, pursuant to its charter, to engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. Since 2002, the compensation committee has engaged Mercer (US) Inc., a global compensation and benefits consulting firm, to provide the compensation committee with third-party data and advice in connection with the compensation committee's deliberations regarding executive compensation.

          Mercer reviews and evaluates our executive compensation strategy and programs to ensure that they continue to accomplish our compensation objectives, reflect industry best practices, and are competitive with the market. More specifically, at the request of the compensation committee, Mercer (i) assesses the pay competitiveness of our executive officer positions, (ii) conducts a business performance analysis to gauge the relative alignment between our performance and executive officer compensation relative to our peer group, (iii) reviews and validates our bonus program design, incentive award opportunities, and long-term incentive grant practices, and (iv) summarizes and reports to the compensation committee on trends, regulatory developments and other factors affecting executive officer compensation. Based on these activities, Mercer makes recommendations regarding, and proposes adjustments to, our executive officer compensation programs as it deems appropriate. While Mercer works closely with the appropriate members of our executive team in performing these activities, Mercer reports directly to the compensation committee on all executive compensation matters. Mercer periodically attends compensation committee meetings.

          Other consultants within Mercer have historically performed other human resources consulting services for us, including providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our compensation committee is separate from, and is not determined by reference to, Mercer's other lines of business and its other work for us. The compensation committee considers these separate reporting relationships and compensation structures adequate to ensure that Mercer's advice to the compensation committee is independent and objective and not influenced by the other relationships that the company has with Mercer.

          The board of directors has determined that each of the members of the compensation committee is independent, as defined by applicable Nasdaq rules.

The Nominating and Corporate Governance Committee

          The nominating and corporate governance committee consists of Messrs. Mauran and Thomas and Ms. Clark. Mr. Mauran chairs the nominating and corporate governance committee, which met twice during fiscal 2009.

          The nominating and corporate governance committee is responsible for evaluating and recommending to the board of directors candidates for nomination for election or re-election by the shareholders to the board of directors, evaluating and recommending candidates for the committees of the board of directors, considering corporate governance issues and developing appropriate recommendations and policies for the board of directors regarding such matters. The nominating and corporate governance committee reviews with the board of directors, at least annually, the appropriate skills, characteristics and experience represented on the board of directors in light of the company's strategic direction, opportunities and risks, as well as the perceived needs of the board of directors at that point in time and having regard for the most recently conducted board performance evaluation. As part of the board of directors' program for succession planning and director recruitment, the nominating and corporate governance committee evaluates, at least annually, the current board composition in order to allow the board of directors to focus on identifying and attracting new members that would most benefit the board of directors at a particular point in time. The nominating and corporate governance committee maintains a list of potential board candidates for future consideration based on obtaining input from various sources and conducting evaluations of such candidates.

          The nominating and corporate governance committee's consideration and nomination of director candidates for election or re-election to the board of directors includes an assessment of candidates' experience, qualifications, competencies, judgment, diversity, and skills (such as relevant business experience, financial background, etc.), in the context of the perceived needs of the board of directors at the time of assessment. The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure required under our by-laws and described in this proxy statement under the heading "Shareholder Proposals and Nominations of Board Members for the 2010 Annual Meeting," using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board of directors, are set forth in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Nominating Committee."

          The board of directors has determined that each of the members of the nominating and corporate governance committee is independent, as defined by applicable Nasdaq rules.

Lead Independent Director

          In February 2009, the board of directors established the position of lead independent director and elected Mr. Fred Berens to serve in that role until November 30, 2011, subject to his annual re-election to the board by our shareholders. The responsibilities of our lead independent director include acting as the principal liaison between the independent directors and the chairman of the board of directors, developing the agenda for and presiding over executive sessions of the board's independent directors, recommending to the board of directors the retention of advisors and consultants who report directly to the board of directors, and serving as a liaison for consultation and communication with shareholders. A copy of the charter for our lead independent director is available on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Lead Independent Director Charter."

Majority Voting for Directors

          On February 4, 2009, the board of directors approved a resolution to submit an amendment to our amended and restated articles of incorporation to adopt a majority voting standard for the election of directors to the board for shareholder approval at the annual meeting, which, if approved by shareholders, would have been applicable to the election of directors at our 2010 annual meeting of shareholders. Since that time, the Florida Business Corporation Act has been amended, effective October 1, 2009, to permit publicly-traded companies like ours to adopt a majority voting standard for the election of directors via an amendment to the by-laws, rather than requiring an amendment of the articles of incorporation. Accordingly, in lieu of submitting the issue for shareholder approval at the annual meeting, the nominating and corporate governance committee of the board of directors has recommended that the board adopt an amendment to our amended and restated by-laws at its meeting scheduled for October 27, 2009, that would provide for majority voting in the election of directors effective January 1, 2010. Specifically, the by-law amendment would provide that, in an uncontested election for directors, a director would need to receive a majority of the votes cast at the annual meeting of shareholders in order to be elected to the board, and in a contested election, a director would need to receive a plurality of the votes cast at the annual meeting of shareholders in order to be elected to the board. In addition, the nominating and corporate governance committee has recommended that, in conjunction with the effectiveness of the by-law amendment, our Corporate Governance Guidelines and Principles be amended to implement a policy that any director who is not re-elected to the board in an uncontested election by the requisite majority of votes cast at a shareholders meeting submit a resignation to the board. The nominating and corporate governance committee would then recommend to the board what actions should be taken with respect to such director, and the board would disclose its decision in a filing with the SEC within 90 days of the date of certification of the election results. We expect that the board of directors will adopt and approve the recommendations of the nominating and corporate governance committee regarding majority voting for directors at its October 2009 meeting.

Related Person Transaction Policy

          Our written Related Person Transaction Policy requires that our board of directors or audit committee approve or ratify all transactions involving amounts in excess of $120,000 between the company or one or more of our subsidiaries and any related person. Under the Related Person Transaction Policy, the board of directors or audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction that has not been previously approved or previously ratified is discovered, that transaction will be presented to the board of directors or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

          For purposes of the Related Person Transaction Policy, a "related person" means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board of directors or the compensation committee; (3) transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person's interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis, (5) director compensation arrangements, if such arrangements have been approved by the board of directors or the nominating and corporate governance committee; and (6) any other transaction which is not required to be disclosed as a "related person transaction" under applicable securities regulations. The Related Person Transaction Policy defines the term "immediate family member" to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

          During fiscal 2009, we did not have any related person transactions that were required to be reported pursuant to applicable securities regulations, other than Mr. West's compensation as an employee as disclosed in the footnotes to the Director Compensation Table for Fiscal 2009 on page 13.

DIRECTOR COMPENSATION

          The board of directors' general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Messrs. Beattie and West) are not paid for board service in addition to their regular employee compensation, except that, since he became a director, Mr. West has received stock option grants consistent with those made to non-employee directors.

          Non-employee directors (currently all directors other than Messrs. Beattie and West) receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$35,000
Board Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750
Committee Meeting Fee (in person attendance not on same day as board meeting)	$1,500
Committee Meeting Fee (in person attendance on same day as board meeting)	$1,000

          The chairpersons of the board committees receive the following additional annual retainer fees:

Audit Committee Chairperson	$10,000
Compensation Committee Chairperson	$5,000
Nominating and Corporate Governance Committee Chairperson	$3,500

          In addition, the director selected to serve as our Lead Independent Director receives an additional annual retainer fee of $20,000.

          Non-employee directors are also entitled to receive grants of options to purchase our common stock under our 2004 Non-Employee Director Stock Option Plan (the 2004 Non-Employee Director Plan). The 2004 Non-Employee Director Plan provides that each non-employee director receives a grant of a fixed number of options to purchase common stock upon re-election at our annual meeting of shareholders. The options are granted on the annual meeting date and vest on the third anniversary of the date of grant, if the non-employee director has continued to serve as a director until such date. If a director dies, is permanently disabled or retires in good standing after age 70, the options become immediately exercisable. The exercise price for each option equals the closing price of our common stock on the date of grant.

          Under the 2004 Non-Employee Director Plan, the board of directors may determine the number of options to purchase our common stock to be awarded to the non-employee directors, based on a review of other comparable companies. The number of options to purchase shares of common stock to be awarded under the 2004 Non-Employee Director Plan is currently set at 6,000 shares. In addition, since he became a director Mr. West has also received option grants consistent with those made to non-employee directors under the 2004 Non-Employee Director Plan.

          Accordingly, on November 12, 2008, upon re-election to the board of directors at the November 2008 annual meeting of shareholders, each of our non-employee directors received a grant of stock options for 6,000 shares of our common stock under the 2004 Non-Employee Director Plan, and Mr. West received a grant of stock options for 6,000 shares of our common stock under our 2004 Stock Incentive Plan. These options will become exercisable on November 12, 2011, subject to the vesting terms described above, and the exercise price for each option is $13.88, which was the closing price of our common stock on the date of grant. The stock options expire on November 12, 2018.

          Each of our directors, other than Mr. Beattie, will receive a grant of stock options for 6,000 shares of our common stock upon re-election to the board of directors at our annual meeting of shareholders set for November 12, 2009, which will vest on November 12, 2012, subject to the vesting terms described above. The exercise price of these stock options will be the closing price of our common stock on November 12, 2009.

          In August 2006, our board of directors approved stock ownership guidelines for our directors. These guidelines require that by August 2009, each of our directors own common stock of our company equal to the lesser of (i) common stock having an aggregate market value of $105,000 (three times the annual cash retainer for board service) or (ii) 6,500 shares. All of our directors currently comply with these stock ownership guidelines.

Director Compensation Table For Fiscal 2009

          The following table summarizes the compensation paid by us to our directors, other than Mr. Beattie, during fiscal 2009. For information regarding compensation paid by us to Mr. Beattie during fiscal 2009, please refer to the tables set forth under the caption "Executive Compensation Tables" starting on page 27.
Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)

Fred Berens(3)	81,250	44,618	125,868
Maura J. Clark(3)	45,500	44,618	90,118
Richard C. W. Mauran(3)	45,250	44,618	89,868
William M. Tatham(3)	51,250	44,618	95,868
J. W. Nevil Thomas(3)	47,500	44,618	92,118
Paul F. West(3)(4)	--	50,570	50,570

(1)	Reflects the amount of cash compensation earned in fiscal 2009 for board and committee service.

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009 for the fair value of stock options granted in fiscal 2009 as well as prior years, in accordance with SFAS No. 123 (revised 2004) "Share-Based Payment" (SFAS 123R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2009 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2009, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end.

(3)

The following table sets forth (i) the grant date fair value of the stock options granted to our directors, other than Mr. Beattie, during fiscal 2009, calculated in accordance with SFAS 123R, and (ii) the aggregate number of unexercised stock options outstanding at June 30, 2009 for each of our directors, other than Mr. Beattie.

Name	Number of Stock Options Granted in Fiscal 2009 (#)	Grant Date Fair Value of Fiscal 2009 Stock Option Grants ($)	Aggregate Number of Unexercised Stock Options Outstanding at June 30, 2009 (#)

Fred Berens	6,000	29,940	74,500
Maura J. Clark	6,000	29,940	25,000
Richard C. W. Mauran	6,000	29,940	74,500
William M. Tatham	6,000	29,940	74,000
J. W. Nevil Thomas	6,000	29,940	74,500
Paul F. West	6,000	29,940	302,899

(4)

Mr. West does not receive any cash compensation for his service as a director. Mr. West serves as a non-executive employee of the Company, focusing primarily on our expansion plans in Asia. In this capacity during fiscal 2009, Mr. West earned a salary of $75,000 and received other compensation of $23,611 (consisting of a car allowance of $14,400, executive disability insurance premiums of $3,275, tax reimbursements of $2,144 on the executive disability insurance premiums, life insurance premiums of $216, and company 401(k) contributions of $3,576). The amounts set forth in the "Option Awards" and "Aggregate Number of Unexercised Stock Options Outstanding at June 30, 2009" columns for Mr. West include stock option grants received by Mr. West prior to August 2006, when he served as one of our executive officers.

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2009

          This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned "Executive Compensation Tables" starting on page 27.

Objectives of Elizabeth Arden's Executive Compensation Program

          We design our executive compensation program in a manner consistent with our longstanding philosophy of providing "pay for performance." All of the components of our executive compensation program are designed to facilitate fulfillment of our compensation objectives, which are:

—	Providing competitive compensation to attract, retain and motivate high caliber key management personnel;

—	Relating management compensation to the achievement of company goals and performance; and

—	Aligning the interests of management with those of our shareholders.

          Accordingly, our executive compensation program emphasizes performance-based incentive pay designed to reward creation of shareholder value.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

          The compensation committee's primary responsibilities include reviewing and approving the compensation of our executive officers. Due to a vacancy in the position of senior vice president, global human resources during the summer of 2008, for fiscal 2009, our vice president, global compensation and benefits worked with our executive vice president, general manager -- North American Fragrances, who had previously served as our chief administrative officer, to develop recommendations for the compensation committee's review and consideration as to the amount and form of executive officer compensation. These individuals received significant input from Mercer (US) Inc., a global compensation and benefits consulting firm, and from our chief executive officer with respect to the compensation program for our other executive officers. The compensation committee considers, but is not bound by, management's or Mercer's recommendations with respect to executive officer compensation.

          The compensation committee is also responsible for approving and determining compliance with performance targets under our short-term cash incentive and long-term incentive programs. In determining if, and at what level, the performance targets have been met, the compensation committee may, in its discretion, take into consideration whether our financial or operational performance was affected by extraordinary business and financial events including, but not limited to, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals or expenses relating to reorganizations or restructurings, and acquisitions or divestitures.

Annual Executive Officer Compensation Analysis

          The compensation committee's current practice is to review the design of our executive officer compensation program and make specific decisions regarding base salaries, short-term cash incentive program design and bonus opportunities for the upcoming fiscal year, and long-term incentive grants, in August of each year. This timing coincides with the board of directors' review of our financial and operating results for the most recently completed fiscal year and allows the compensation committee to consider those results, as well as our financial and operating plan for the upcoming fiscal year, as it makes compensation decisions.

          Mercer assists the compensation committee in its annual review of chief executive officer and other executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against those of a selected group of peer companies (described below), as well as broader market pay levels and compensation practices reported in published surveys of executive compensation for comparably-sized organizations. Mercer's compensation analysis develops composite market values for named executive officers from an equal blend of the peer group's proxy pay data and the broader market published survey data. The surveys used by Mercer in developing the composite market values that are reviewed by our compensation committee are published by Mercer and other compensation consulting firms. These surveys include pay data for executives at comparably-sized companies (ranging from approximately $500 million to $2.2 billion in revenues) in (i) non-durable goods manufacturing, (ii) all manufacturing and (iii) general industry categories, and all such published survey sources are weighted equally in developing the composite market values. Mercer's study covers all primary pay components (base salary, short-term cash incentives and long-term incentives) and "Total Direct Compensation," which is defined as the sum of base salary plus short-term cash incentives plus annualized long-term incentives. Total Direct Compensation is calculated using grant date values for equity incentive awards, and does not take into account actual current value or forfeitures.

          Because Jacobus A. J. Steffens, our former executive vice president, general manager -- international, was based in Geneva, Switzerland, the compensation committee evaluated his fiscal 2009 compensation by reference to a combination of local market data for comparable executives based in Switzerland, as well as comparable U.S. executives in the peer group proxy data. The compensation committee determined Mr. Steffens' base salary in Swiss francs and considered the benefits that were provided to Mr. Steffens as a European executive that are not provided to our U.S.-based named executive officers in determining his base salary and overall compensation package. As a result, Mr. Steffens received a base salary and perquisites that were generally higher than those provided to most other named executive officers, but long-term incentive awards that were generally lower, in an attempt to provide a total compensation package that was consistent with that provided to our other executive officers. Because Mr. Steffens' base salary and perquisites were paid in Swiss francs, his overall compensation expressed in U.S. dollars was affected by the strength or weakness of the U.S. dollar against the Swiss franc. Mr. Steffens' employment with us ended in December 2008.

          We use the composite market values provided by Mercer as guidelines to assist us in establishing compensation packages for our executive officers that are intended to be sufficiently competitive to permit us to attract and retain highly talented executives while also taking into consideration challenging performance goals under our incentive compensation plans. Historically, our actual Total Direct Compensation can range from levels well below the 50th percentile of the composite market values, if we do not achieve our threshold performance targets, to the 75th percentile or above of the composite market values, if we significantly exceed all of our performance targets.

          Mercer's most recent analysis found that aggregate actual total cash compensation (base salary plus actual short-term cash incentive bonus) for fiscal 2009 for our executive officers was approximately at the 33rd percentile of the composite market values, reflecting below-target cash bonus payouts for fiscal 2009, while aggregate actual Total Direct Compensation was approximately at the 60th percentile of the composite market values, in large part due to the grant date values of the long-term incentive awards made in August 2008. As discussed later, current values for our outstanding long-term incentives are well below their grant date values mostly due to the impact of the decline in the financial markets during fiscal 2009. The compensation actually realized by our executive officers in fiscal 2009 was significantly below intended levels.

          Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The compensation committee's decisions regarding each element of fiscal 2009 compensation for each executive officer were based upon an overall review and subjective assessment of the following relevant factors, without giving specific weight to any one factor: achievement of our company goals and the individual's contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and comparably-sized companies in the broader market, as reflected in Mercer's market pay analysis; the individual's historical compensation levels; and the executive officer's experience and expertise and sustained level of contribution to the company. We have consistently applied this methodology of establishing executive compensation since 2002.

          While generally consistent with the ranges of compensation reflected in the composite market values for comparable positions, the base salaries and other compensation paid to our named executive officers may differ among our named executive officers as a result of our assessment of their differing levels of responsibility and performance. For example, our chief executive officer, like the chief executive officers of other publicly-traded companies, receives a base salary and short-term cash incentive and long-term incentive awards that are higher than those paid or awarded to any other named executive officer in recognition of his ultimate responsibility for developing and ensuring the successful execution of our business strategy and business plan.

Peer Group Information

          In August 2008, the compensation committee conducted an overall review of executive officer compensation for the purpose of assessing executive officer compensation paid for fiscal 2008 and determining base salaries, short-term cash incentive opportunities for fiscal 2009, and long-term incentives granted in fiscal 2009. For purposes of this review, Mercer solicited input from management and the compensation committee and recommended, and the compensation committee approved, a peer group consisting of the following fourteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries, having median net sales of $1.3 billion, comparable to our fiscal 2008 net sales:

Alberto-Culver Company	Nu Skin Enterprises, Inc.
Bare Escentuals, Inc.	Physicians Formula Holdings
Chattem, Inc.	Polo Ralph Lauren Corp.
Church & Dwight Co., Inc.	Revlon, Inc.
Inter Parfums, Inc.	Sally Beauty Holdings, Inc.
International Flavors & Fragrances, Inc.	Sensient Technologies Corp.
Kenneth Cole Productions, Inc.	The Estee Lauder Companies, Inc.

          Mercer also provided the compensation committee a competitive pay and performance analysis in August 2009, based on this same peer group, that was used by the compensation committee to assess executive officer compensation paid for fiscal 2009 and to determine base salaries, short-term cash incentive award opportunities for fiscal 2010, and long-term stock and long-term cash incentives granted in fiscal 2010.

Elements of Elizabeth Arden's Executive Compensation Program

          Our executive compensation program for fiscal 2009 consisted primarily of base salaries, short-term cash incentive opportunities and long-term stock incentive compensation. In general, short-term cash incentive opportunities are expressed as a percentage of base salary, while long-term incentive grants are determined at the discretion of the compensation committee guided, in part, by ranges of composite market values provided by Mercer. We generally place a greater emphasis on long-term incentives, rather than short-term incentives, for executive officers with greater levels of responsibility. Cash bonuses and the value of long-term stock incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our focus on maximizing shareholder value. We describe each element of our executive compensation program below.

Base Salaries

          We believe that competitive base salaries are a necessary element of executive compensation to attract and retain highly qualified executive talent, and that such base salaries reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers. Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities.

          For fiscal 2009, the compensation committee targeted base salaries for our chief executive officer in a range within 25% of the median (50th percentile) of the composite market values, and for our other named executive officers in a range within 25% of the 60th percentile of the composite market values, as it had done in fiscal 2008. Based on our goal to recruit highly qualified managerial talent and our management recruiting experience, the compensation committee believes that this target base salary range is appropriate to permit us to compete effectively for executive talent. We frequently compete for such talent with larger companies, which are often located within high cost of living areas. The compensation committee targeted our chief executive officer's base salary at a slightly lower range of the composite market values than that of our other named executive officers to place greater emphasis for him on compensation from long-term incentive grants.

          The named executive officers received base salary increases effective September 1, 2008 ranging from 2.9% to 6.25%, with our chief executive officer receiving a base salary increase of 3.8%. For fiscal 2009, base salaries paid to our named executive officers fell within our targeted competitive base salary ranges.

          For fiscal 2010, base salaries were increased 2% for our named executive officers effective September 1, 2009. The compensation committee believed that this modest increase, which was less than the average raise for our non-executive employees, was appropriate to recognize the successful integration of the Liz Claiborne fragrance business and management's progress and efforts on the company's Global Efficiency Re-engineering initiative, which involves a re-engineering of our supply chain, logistics, distribution and transaction processing functions. In addition, base salaries for all eligible U.S.-based employees, including all named executive officers, were increased by 3% as a one-time adjustment to reflect the termination of our deferred cash grant program described below under the heading "Benefits and Perquisites." This deferred cash grant program was originally adopted as a restricted stock grant program in 2001 to provide U.S.-based salaried employees a benefit comparable to the pension program provided to our foreign-based employees that joined us in connection with the Elizabeth Arden brand acquisition.

Short-Term Cash Incentives

          General. Our Management Bonus Plan is a variable short-term incentive plan that establishes target cash bonus opportunities expressed as a percentage of base salary that, in the case of our named executive officers, are payable upon the achievement of specified performance targets over specified performance periods. Performance targets established under our Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. The Management Bonus Plan is designed to motivate a large number of our employees to achieve company, business unit and/or individual goals and to reward them for achieving these goals. Approximately 400 employees globally, including our named executive officers, participated in our fiscal 2009 Management Bonus Plan.

          Generally, our performance targets under the Management Bonus Plan are based on our board-approved budget and business plan for the upcoming fiscal year, and the compensation committee determines annually the portion of the total target bonus opportunity for our named executive officers that may be earned on a quarterly or annual basis. All performance targets under the Management Bonus Plan are set at the beginning of the relevant performance period with the intent of being challenging, but achievable. Therefore, we anticipate that performance targets will often, but not automatically, be achieved. The maximum of all short-term incentive bonus opportunities under the Management Bonus Plan for any eligible employee is two times base salary, but in no event more than $3,000,000.

          Historically, the bonuses for our named executive officers under the Management Bonus Plan are targeted to be slightly above the median of the composite market values in years in which we achieve targeted financial performance levels. Targets under the Management Bonus Plan applicable to our named executive officers are usually designed, however, so that if our financial performance significantly exceeds our financial plan for the applicable fiscal year, actual payouts under the short-term cash incentive program could exceed our targeted range of composite market values for short-term cash incentive compensation. If specified performance thresholds applicable to bonus opportunities under the Management Bonus Plan are not achieved, cash bonuses are not paid.

          For fiscal 2009, the applicable fiscal 2009 Management Bonus Plan performance targets established by the compensation committee for the second, third and fourth fiscal quarters and for full fiscal 2009 were not achieved. As a result, quarterly bonuses for those fiscal quarters and the annual component of bonuses for fiscal 2009 were not paid to any of our executive officers. The current global recession and the unprecedented turmoil in the global financial markets that emerged in the fall of 2008 negatively affected retailer and consumer confidence and demand for our products, resulting in financial results for fiscal 2009 that were well below our original budget. These events negatively impacted our ability to meet the performance targets under the fiscal 2009 Management Bonus Plan, which were established in August 2008, before the severity of the current global recession became apparent. Fiscal 2009 represents the second consecutive fiscal year (and the third fiscal year of the last four) in which the annual component of bonuses and most quarterly bonuses under our Management Bonus Plan were not paid to any of our executive officers, resulting in bonus awards well below our target levels. A modest bonus was paid to the named executive officers under the Inventory Performance Bonus Plan that was established by the compensation committee in February 2009, as described in greater detail below under the caption "Inventory Performance Bonus Plan."

          Fiscal 2009 Management Bonus Plan. Bonus opportunities under the fiscal 2009 Management Bonus Plan were the same as in the prior fiscal year, targeted slightly above the median of the composite market values for the chief executive officer and the other named executive officers. The target bonus opportunity for our chief executive officer was equal to 100% of base salary, the median target bonus opportunity for chief executive officers in our peer group, as reported by Mercer. The target bonus opportunity for our other named executive officers was equal to 50% of base salary.

          Bonus opportunities under our fiscal 2009 Management Bonus Plan for our named executive officers were based upon our achievement of quarterly and annual earnings per diluted share (EPS) targets. Under the fiscal 2009 Management Bonus Plan, 5% per quarter of the full-year target bonus opportunity for named executive officers (for a total of 20%) was based on the achievement of the following quarterly or cumulative year-to-date EPS targets:

Fiscal 2009 Management Bonus Plan EPS Targets

Quarterly EPS Target		Year to Date EPS Target		Target Achieved

Qtr 1	$0.08	YTD Qtr 1	$0.08	Yes	(1)

Qtr 2	$1.22	YTD Qtr 2	$1.30	No

Qtr 3	$0.05	YTD Qtr 3	$1.35	No

Qtr 4	$0.50	YTD Qtr 4	$1.85	No

(1)

In determining EPS results achieved for the quarter ended September 30, 2008, the compensation committee excluded restructuring charges and certain one-time expenses associated with the Liz Claiborne license agreement we entered into in June 2008.

          Payment of the annual bonus component (i.e., the remaining 80% of the full-year target bonus opportunity) depended on our achievement of EPS of $1.85 for fiscal 2009. Threshold and superior performance targets were established under the fiscal 2009 Management Bonus Plan that also permitted our named executive officers to receive (i) 50% of the annual component of their target bonus opportunity (i.e., 40% of their full-year target bonus opportunity), if we achieved the threshold target of EPS of $1.68 for fiscal 2009, or (ii) an additional 50% of their full-year total target bonus opportunity if we achieved our superior target of EPS of $2.10 for fiscal 2009. We did not achieve the targets for payment of any portion of the fiscal 2009 annual bonus component.

          For fiscal 2010, Mr. Beattie has voluntarily elected to cap his maximum bonus opportunity at the target level under the fiscal 2010 Management Bonus Plan, and forego any superior bonus opportunity available to executive officers.

          The following table summarizes the cash bonus opportunities under the fiscal 2009 Management Bonus Plan for our named executive officers:

Named Executive Officer	Total of Quarterly Bonuses Payable if all Quarterly EPS Targets were Achieved	Additional Bonus Payable if Goal Level Annual EPS Target was Achieved(1)	Total Bonus Payable if All Quarterly EPS and Goal Level Annual EPS Targets were Achieved (2)

E. Scott Beattie	$161,000	$643,954	$804,954
Stephen J. Smith	$39,667	$158,651	$198,318
Joel B. Ronkin	$42,083	$168,314	$210,397
Ronald L. Rolleston	$35,333	$141,326	$176,659
Elizabeth T. Park	$34,750	$138,989	$173,739
Jacobus A. J. Steffens(3)	$49,181	$196,707	$245,888

(1)

50% of the amount in this column would have been payable, in lieu of the amount in this column, if we had achieved only the EPS threshold target for fiscal 2009. For EPS results between designated performance targets (e.g., between threshold EPS and goal EPS, or between goal EPS and superior EPS), bonus payouts were to be determined using interpolation.

(2)

150% of the amount in this column would have been payable if we had achieved our superior EPS target for fiscal 2009, in lieu of the amount set forth above for achievement of the goal level annual EPS target.

(3)

Mr. Steffens' employment with us ended on December 31, 2008. Amounts were converted to U.S. dollars using an exchange rate of .89964 Swiss francs to the dollar, which is the average of all interbank "ask" prices for the period from July 1, 2008 through December 31, 2008, as quoted on www.oanda.com.

          As noted earlier, based on our EPS results for fiscal 2009, each of our named executive officers only received their target quarterly bonus amount for the first quarter of fiscal 2009, and did not receive any additional cash bonus payouts, under the fiscal 2009 Management Bonus Plan. The chart below summarizes the total target bonus opportunity for each named executive officer and the actual bonus payout earned by each named executive officer under the fiscal 2009 Management Bonus Plan:

Named Executive Officer	Total Target MBP Bonus Opportunity for Fiscal 2009	Actual MBP Bonus Payout for Fiscal 2009(1)

E. Scott Beattie	$804,954	$39,500
Stephen J. Smith	$198,318	$9,667
Joel B. Ronkin	$210,397	$10,208
Ronald L. Rolleston	$176,659	$8,708
Elizabeth T. Park	$173,739	$8,500
Jacobus A. J. Steffens(2)	$245,888	$12,070

(1)	Actual bonus payouts were calculated based on actual base salary received during the corresponding performance period. Bonus payouts under the Inventory Performance Bonus Plan are not included.

(2)

Mr. Steffens' employment with us ended on December 31, 2008. Amounts were converted to U.S. dollars using an exchange rate of .89964 Swiss francs to the dollar, which is the average of all interbank "ask" prices for the period from July 1, 2008 through December 31, 2008, as quoted on www.oanda.com.

          Inventory Performance Bonus Plan. During its meeting held on February 4, 2009, the compensation committee reviewed the status of our fiscal 2009 Management Bonus Plan, in light of the global recession and its negative impact on our financial results for the six months ended December 31, 2008. Because approximately 60%

of our annual net sales typically occur in the first half of our fiscal year in connection with the holiday season, the compensation committee determined that we had no realistic ability to achieve the remaining EPS performance targets under the fiscal 2009 Management Bonus Plan, which were established before the severity of the economic and credit crisis became apparent. Accordingly, it was highly unlikely that 95% of the total bonus opportunity under the fiscal 2009 Management Bonus Plan would be earned.

          The compensation committee noted that the board of directors had identified the need for an aggressive plan to reduce inventory to generate additional operating cash flow during the balance of fiscal 2009, due to the high inventory levels resulting from reduced sales volumes in the first half of our fiscal year, as well as the severity of the economic crisis. As a result, the compensation committee adopted a short-term performance-based cash bonus plan for the six months ending June 30, 2009, that provided a modest cash bonus opportunity to certain officers, including each of the named executive officers, based on our achievement of a significant inventory reduction by June 30, 2009, our fiscal year end. Our inventory balance at June 30, 2008 and December 31, 2008, was approximately $409 million and $390 million, respectively. Accordingly, the inventory targets established by the compensation committee represented a significant reduction over the prior fiscal year level and posed a substantial challenge given the weak economic environment, customers' de-stocking of inventory and the anticipation of the seasonally lower sales that occur in the second half of our fiscal year. Given the uncertain economic environment, the compensation committee also believed it was appropriate to establish a range of performance targets that corresponded to a range of modest bonus opportunities. The performance targets and specified bonus opportunities under the Inventory Performance Bonus Plan were as follows:

Performance Targets and Bonus Opportunity Level

Performance Targets	Target Inventory Balance at June 30, 2009	Bonus Opportunity as a Percent of Annual Base Salary (1)

Goal Target Threshold Target Minimum Target	$350 million $360 million $370 million	12.1% 6.1% 3.0%

(1) Interpolation was to be used to determine bonus payouts for inventory levels at June 30, 2009 between the designated performance targets.

          The goal bonus opportunities under this Inventory Performance Bonus Plan for each named executive officer were as follows:

Named Executive Officer(1)	Total Inventory Performance Bonus if Goal Target was Achieved

E. Scott Beattie	$97,737
Stephen J. Smith	$48,159
Joel B. Ronkin	$51,092
Ronald L. Rolleston	$42,900
Elizabeth T. Park	$42,190

(1) Mr. Steffens' employment with us ended on December 31, 2008, prior to the adoption of the Inventory Performance Bonus Plan.

          At June 30, 2009, our inventory balance was $319 million, reflecting a reduction of $90 million since June 30, 2008 and $71 million since December 31, 2008. In light of the fact that the goal inventory target under this

Inventory Performance Bonus Plan was achieved, the full amount of the related bonus opportunity was paid to the named executive officers and is included in the Fiscal 2009 Summary Compensation Table set forth on page 27.

          In total, cash bonus payouts under both the fiscal 2009 Management Bonus Plan and the Inventory Performance Bonus Plan described above equaled approximately 17% of base salary for the chief executive officer and approximately 15% of base salary for each of the named executive officers (other than Mr. Steffens), as reflected in the Fiscal 2009 Summary Compensation Table. With this additional Inventory Performance Bonus Plan, the actual aggregate total cash compensation (base salary plus actual bonuses) earned by our named executive officers was approximately at the 33rd percentile of the 2009 composite market values presented to the compensation committee by Mercer.

Long-Term Incentives

          General. Our long-term incentive program for executive officers is designed principally to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term incentive awards, the compensation committee exercises discretion in making such awards, taking into consideration company, business unit and individual performance, composite market values for comparable positions, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer, and tenure with the company. The compensation committee does not assign any specific weight to any one factor. Our overall compensation for executive officers traditionally has used a higher percentage of performance-based long-term incentive awards than our peers. In addition, the long-term incentive awards for our chief executive officer tend to be slightly higher to place greater emphasis on his compensation from long-term incentive grants.

          Our long-term incentive program has historically included a combination of the following types of awards: performance-based restricted stock (PBRS), which is tied to the attainment of challenging company financial goals; service-based restricted stock (SBRS), which enhances retention and provides executives an equity stake in our company; market-based restricted stock (MBRS), which is only earned if our total shareholder return exceeds a broader market index; and stock options, which will only have value if our stock price appreciates between the time of grant and the time of exercise. Each fiscal year, the compensation committee determines the long-term incentive award mix for executive officers, taking into consideration key business priorities, peer group practices, potential shareholder dilution from equity plans, and other factors that may be relevant at the time. In determining the value of the overall compensation provided to our executive officers, our compensation committee assumes that performance targets applicable to long-term incentive awards will be achieved and that the grant date value of such awards will be realized.

          Award Mix and "Run Rate." For fiscal 2009, the compensation committee approved a target long-term incentive award mix for named executive officers consisting of an equally weighted blend of stock options, SBRS, and PBRS (i.e., each award type represented one third of the total target award mix). This mix was intended to enhance retention of key management team members, motivate them to achieve specified performance targets, and align their interests with those of our shareholders. This award mix reflected the compensation committee's August 2008 decision to simplify plan administration by discontinuing the use of MBRS, which also have less flexible accounting treatment that does not permit us to reverse previously recognized compensation expense if the applicable market-based performance criteria are not met. As a result, the number of award vehicles provided to the named executive officers in August 2008 was reduced from four to three. The compensation committee used the target award mix as a guideline in determining the appropriate number and type of long-term stock incentive grants to be awarded during fiscal 2009.

          For grants made to our named executive officers and other recipients during fiscal 2009, we initially targeted an aggregate share usage cap (i.e., run rate cap) for all long-term stock incentive awards equal to 2.25% of our common stock outstanding, based on Mercer's analysis of the long-term stock incentive programs of our peer group. The run rate cap applies to equity grants provided to all employees and non-employee directors. Our actual run rate for equity grants made in fiscal 2009 was approximately 2.0% of common shares outstanding, reflecting our sixth consecutive year of reduced run rate percentages.

          In August 2009, the compensation committee modified the targeted value mix of long-term incentive compensation for our executive officers for fiscal 2010 due to:

—

the compensation committee's concern regarding retention of our senior executives resulting from the impact of the decline in the financial markets and global recession on our outstanding equity grants, most of which currently have little or no incentive or retentive value;

—	the compensation committee's focus on maintaining our targeted run rate despite an increased number of long-term incentive award recipients and the lower market value of our common stock; and

—	the limited number of shares of common stock available for grant under our stock incentive plans.

          Based on these factors, the compensation committee approved a fiscal 2010 targeted value mix of long term incentive compensation for our executive officers of 20% stock options, 45% service-based restricted stock and 35% performance-based cash awards. The performance criteria for the performance-based cash awards will be based on operating cash flow and all or part of the award will be payable in three equal annual installments from the date of grant if specified levels of operating cash flow are achieved during fiscal 2010, subject to the continued employment of the executive officer through the applicable payment date. The compensation committee believed that establishing a one-year performance period for the fiscal 2010 grant of performance-based cash awards was appropriate in light of the continued uncertainty in current global economic conditions.

          Fiscal 2009 Performance-Based Restricted Stock Grants. In August 2008, we awarded shares of PBRS to the named executive officers, as noted in the Fiscal 2009 Grants of Plan-Based Awards table on page 29. The PBRS granted in August 2008 will vest in full on the second business day after our financial results for the fiscal year ended June 30, 2011 are released to the public, but only if the named executive officer receiving the grant is employed by us at the time of vesting and we achieve the targeted cumulative EPS goal for the fiscal years ended June 30, 2009, June 30, 2010 and June 30, 2011 (the 2011 PBRS Goal). If, however, we achieve a threshold cumulative EPS level during that same three-year fiscal period (the 2011 PBRS Threshold), but not the 2011 PBRS Goal, 50% of the PBRS granted to a named executive officer will vest. For cumulative EPS results between the 2011 PBRS Threshold and the 2011 PBRS Goal, the number of shares of PBRS that vest will be determined based on interpolation. While the August 2008 grants of PBRS remain outstanding, we have determined that the vesting of these grants is no longer probable, have ceased recording compensation expense for these grants and have reversed all compensation expense previously recognized during prior fiscal quarters with respect to these grants.

          Reversal of Accounting Expense Relating to Outstanding Performance-Based Restricted Stock. During fiscal 2009, we also concluded that vesting of the outstanding PBRS grants awarded in fiscal 2007 and 2008 was no longer probable. Accordingly, we reversed a total of $3.0 million of previously recognized compensation expense with respect to the outstanding PBRS grants made in fiscal 2007, 2008 and 2009, which included $252,439, $94,632, $122,238, $64,074, and $53,287, relating to such outstanding PBRS grants made to Messrs. Beattie, Smith, Ronkin and Rolleston, and Ms. Park, respectively.

          Forfeiture of Performance-Based Restricted Stock. In August 2006, we awarded the named executive officers shares of PBRS, which were scheduled to vest, in part or in full, on the second business day after our financial results for the fiscal year ended June 30, 2009 were released to the public, but only if the named executive officer receiving the grant was employed by us at the time of vesting and we achieved a targeted cumulative EPS goal of $3.90 for the fiscal years ended June 30, 2007, June 30, 2008 and June 30, 2009. Our cumulative EPS for the fiscal years ended June 30, 2007, June 30, 2008 and June 30, 2009 was $3.14, excluding restructuring expenses, expenses associated with our Global Efficiency Re-engineering initiative, certain one-time expenses associated with the Liz Claiborne license agreement and product discontinuation charges. Accordingly, none of the PBRS granted to each of the named executive officers in August 2006 vested and all of such grants were forfeited in August 2009, as detailed in the table below.

Named Executive Officer	Shares of PBRS Forfeited in August 2009	Grant Date Value of PBRS Forfeited in August 2009(1)	Total August 2009 Value of PBRS Forfeited(2)

E. Scott Beattie	15,800	$237,000	$147,414
Stephen J. Smith	5,600	$ 84,000	$ 52,248
Joel B. Ronkin	7,100	$106,500	$ 66,243
Ronald L. Rolleston	4,700	$ 70,500	$ 43,851
Elizabeth T. Park	3,500	$ 52,500	$ 32,655
Jacobus A. J. Steffens (3)	--	--	--

(1)	Grant date value of forfeited PBRS is based on the closing market price of our common stock on the grant date, August 21, 2006, of $15.00 per share.
(2)

Value of forfeited PBRS calculated using the closing market price of our common stock on the applicable date of forfeiture. The value of shares forfeited in August 2009 is calculated using the closing market price on August 17, 2009 of $9.33 per share.

(3)	Mr. Steffens' employment with us ended on December 31, 2008 and, in accordance with their terms, all shares of unvested restricted stock previously awarded to him were forfeited at that time.

          Fiscal 2009 Service-Based Restricted Stock Grants. In August 2008, the named executive officers were granted SBRS, as noted in the Fiscal 2009 Grants of Plan-Based Awards table on page 29. The SBRS vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the executive officer is still employed by us at that time.

          Fiscal 2009 Stock Option Grants. In August 2008, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers as noted in the Fiscal 2009 Grants of Plan-Based Awards table on page 29. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options was $18.88 per share, which represented the closing price of our common stock on the effective date of grant. The stock options will expire ten years from the date of grant.

          Market-Based Restricted Stock. Prior to fiscal 2009, MBRS was typically awarded every three to six years depending on when and whether previously granted MBRS vested. The vesting of MBRS was typically conditioned on our total shareholder return exceeding the Russell 2000 Index over specified periods of time. As noted above, in fiscal 2009 the compensation committee discontinued the practice of granting MBRS, and no grants of MBRS were made during fiscal 2009. The MBRS that is currently outstanding was granted on March 22, 2005, and vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index by the end of the last measurement period, the MBRS awards will not vest and will be forfeited. None of the MBRS granted in March 2005 have vested as of the date of this proxy statement.

          Timing of Long-Term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. Since August 2006, the compensation committee has made the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to react to the announced results.

Benefits and Perquisites

          While benefits and perquisites are not a significant element of our compensation structure, we believe that we need to provide a certain level of such benefits and perquisites to remain competitive and attract and retain executive talent. Our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time U.S. employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than our chief executive officer) our Amended 2002 Employee Stock Purchase Plan (the ESPP), which allows employees to purchase shares of our common stock at a discount. In addition, named executive officers are eligible to receive certain perquisites offered by us to our senior management, including car allowances and tax preparation and financial planning services. Certain of our named executive officers also participate in an executive disability insurance program paid for by us. Mr. Smith and Ms. Park do not, however, receive this benefit as they joined our company after we ceased offering this benefit to new executives. We also make company-owned tickets to certain sporting events available to our employees, including the named executive officers, for business purposes, and if such tickets are not used for business purposes, they are made available to named executive officers as well as other employees for personal use. From time to time, we also may provide reimbursement for expenses incurred in connection with guests or family accompanying named executive officers on business travel.

          In addition to the benefits discussed above, through fiscal 2009 our U.S.-based named executive officers were eligible to receive a deferred cash grant equal to 3% of their total cash compensation (base salary plus cash bonus) earned over the prior twelve-month period from February 1 through January 31. As previously mentioned, this benefit was adopted in 2001 to provide U.S.-based employees a benefit comparable to the pension plan of the international employees that joined us with the Elizabeth Arden brand acquisition. The deferred cash grant was typically payable one year from the date of grant if the participant was still employed by us. In May 2009, we notified our employees, including our named executive officers, that we had awarded the last 3% deferred cash grant, which would vest in December 2009, and that this program would then be discontinued to eliminate the administrative effort and expense associated with this program. In lieu of future grants under this program, base salaries for all eligible participants were increased by 3% effective September 1, 2009. The amount of the 3% cash grant payable to our named executive officers upon vesting in December 2009 is reflected in the "Bonus" column of the Fiscal 2009 Summary Compensation Table on page 27.

          During his employment, Mr. Steffens was eligible to participate in our broad-based benefit programs that are generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of our common stock at a discount under the ESPP. In addition, we provided Mr. Steffens a car allowance, payment of tax preparation and financial planning services, and payment of pre-university education expenses for Mr. Steffens' children for school years that began during his employment with us.

          For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2009, please see the Fiscal 2009 All Other Compensation Table on page 28.

Policy Regarding Recovery of Performance-Based Compensation

          In fiscal 2009, the compensation committee adopted a policy regarding the recovery of performance-based compensation and other incentive-based compensation from executive officers under certain circumstances (a "claw-back policy"). The "claw-back" policy is part of our Corporate Governance Guidelines and Principles and provides that in the event there is a material restatement of our financial results filed with the SEC due to fraud or intentional misconduct, the compensation committee will review the performance-based compensation and other incentive-based compensation received by any executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the compensation committee will seek, through the exercise of their business judgment, the recovery of any such compensation and other incentive-based compensation as the compensation committee determines are in excess of the performance-based compensation and other incentive-based compensation that would have been received by such officers based on the restated financial results. The "claw-back" policy was adopted by the compensation committee due to its growing prevalence as an executive compensation best practice.

          The full text of our Corporate Governance Guidelines and Principles, as amended by the board of directors to include the "claw-back" policy, is published on our website at www.elizabetharden.com, under the section "Corporate Info - Investor Relations - Corporate Governance - Guidelines & Principles."

Severance Policy and Change of Control

          We have had a severance policy in place for our senior executives, including our named executive officers, since March 2002, and the compensation committee monitors market trends to ensure that our severance policy remains appropriate. The compensation committee believes that a severance policy is a useful tool in attracting and retaining highly qualified executive talent. The levels of benefits provided under the severance policy were based on Mercer's analysis and recommendations and the compensation committee's assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy. Potential benefits payable under our severance policy are not a factor in the compensation committee's determination of the compensation to be paid to our named executive officers.

          Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive's employment is terminated by us without "cause," other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, "cause" includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer's duties, and (v) willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer's supervisor or the board of directors.

          Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a "base amount" only if there is an actual termination of employment by us without "cause" (other than due to death or permanent disability) or a termination of employment by the executive officer for "good reason," in either case within the two years following a "change of control." "Base amount" is the average annual salary plus average bonus the executive has received over the five most recent fiscal years. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control, is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management's attention on completing a transaction that will benefit shareholders rather than on concerns about future employment. For purposes of the severance policy, "good reason" includes a materially adverse change in the executive officer's authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer's position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for "good reason" must provide us written notice and an opportunity to cure the circumstances constituting "good reason" before becoming eligible for severance benefits under the severance policy. A "change of control" is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

          Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the applicable stock incentive plan, all unvested stock options granted and restricted stock awarded to our employees, including our executive officers, will automatically become fully vested.

Stock Ownership Guidelines

          Our stock ownership guidelines for our chief executive officer and our other executive officers are 175,000 shares of common stock and 30,000 shares of common stock, respectively. Our executive officers are required to comply with these stock ownership guidelines in stages over five years from the date they become executive officers. The compensation committee has discretion to grant waivers or exemptions from compliance with the guidelines as it deems appropriate.

          Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer's spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock and shares underlying unexercised stock options held by an executive officer do not count towards satisfying the stock ownership guidelines. Each of our chief executive officer and our other named executive officers (other than Mr. Steffens whose employment with us ended in December 2008) currently complies with our stock ownership guidelines. The stock ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

          We make reasonable efforts to seek to maximize the tax deductibility of all elements of our executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits to $1 million the amount of compensation that we may deduct in any one year with respect to each of our chief executive officer and other covered executives, unless certain criteria are met.

          The compensation committee regularly reviews our compensation programs in light of applicable tax provisions, including Section 162(m), and makes reasonable efforts, consistent with sound executive compensation principles and our needs, to seek to ensure that such compensation is deductible by us. For example, cash bonuses paid under our Management Bonus Plan are intended to be exempt from the limits set forth under section 162(m) of the Internal Revenue Code of 1986, as amended, and thus are deductible by us for tax purposes. To preserve appropriate flexibility in our ability to compensate our executive officers, however, we do not require that all compensation be awarded in a manner that is tax-deductible to us. It is our intent, though, to maximize the deductibility of our executive compensation to the extent possible and consistent with our overall corporate and compensation goals.

          As part of the process of determining the appropriate structure of our executive compensation programs and the awards to be made under such programs, the compensation committee also evaluates and considers the accounting treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results. The compensation committee attempts to balance the various financial implications of each program in order to develop an executive compensation structure that fulfills our compensation objectives.

COMPENSATION COMMITTEE REPORT

          The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

Fred Berens (Chairperson)
William M. Tatham
J. W. Nevil Thomas

EXECUTIVE COMPENSATION TABLES

Fiscal 2009 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

E. Scott Beattie Chairman, President and Chief Executive Officer	2009 2008 2007	805,000 771,333 728,000	27,300 50,039 24,954	205,975 886,151 940,571	639,331 542,201 522,555	137,237 144,840 928,200	70,184 63,283 63,454	1,885,027 2,457,847 3,207,734
Stephen J. Smith Executive Vice President and Chief Financial Officer	2009 2008 2007	396,667 376,667 360,000	12,511 19,127 12,082	73,531 230,955 196,130	234,915 178,233 135,576	57,826 37,308 270,000	32,129 29,580 40,893	807,579 871,870 1,014,681
Joel B. Ronkin Executive Vice President, General Manager -- North America Fragrances	2009 2008 2007	420,833 386,667 320,000	13,219 17,822 10,727	94,960 316,660 255,322	304,559 226,353 134,698	61,300 37,231 240,000	34,423 31,678 52,308	929,294 1,016,411 1,013,055
Ronald L. Rolleston Executive Vice President, Global Fragrance Marketing	2009 2008 2007	353,333 342,500 330,000	11,254 17,489 11,114	25,834 202,216 217,214	132,815 126,619 110,824	51,608 33,981 247,500	35,519 33,281 45,262	610,363 756,086 961,914
Elizabeth T. Park(6) Executive Vice President, Global Marketing, Elizabeth Arden and General Manager -- Arden U.S.	2009 2008 2007	347,500 -- --	10,995 -- --	30,616 -- --	121,046 -- --	50,690 -- --	25,389 -- --	586,236 -- --
Jacobus A. J. Steffens(7) Former Executive Vice President, General Manager -- International	2009 2008 2007	263,664 475,238 422,547	-- -- --	(34,070) 171,287 185,027	14,604 92,693 86,951	12,070 47,374 316,910	625,493 91,519 79,778	881,761 878,111 1,091,213

(1)

Reflects service-based deferred cash grants made (i) in May 2009 that vest in December 2009 for fiscal 2009, provided the named executive officer is employed by us at the time of vesting, (ii) in May 2008 that vested in May 2009 for fiscal 2008, and (iii) in May 2007 that vested in May 2008 for fiscal 2007. Deferred cash grants made in each fiscal year equal 3% of the total of base salary plus Management Bonus Plan bonus, if any, paid to the named executive officer during the period from February 1 through January 31 preceding the grant date. For more information regarding these deferred cash grants, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program - Benefits and Perquisites."

(2)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009, fiscal 2008 and fiscal 2007 for the fair value of restricted stock awards granted in fiscal 2009, fiscal 2008 and fiscal 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be realized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2009 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC. For fiscal 2009, the amounts shown are net of the amount of accounting expense for PBRS awards granted prior to fiscal 2009 that was reversed during fiscal 2009 because management concluded that vesting of the PBRS awards made in fiscal 2007 and 2008 was not probable. Accounting expense recorded in interim periods of fiscal 2009 with respect to PBRS awards granted in fiscal 2009 was also reversed because management concluded that vesting of those PBRS awards was not probable either. In the case of Mr. Steffens, the amount shown also reflects the reversal of accounting expense associated with unvested stock awards that were forfeited by Mr. Steffens upon the termination of his employment on December 31, 2008. For information on the valuation assumptions with respect to grants made prior to fiscal 2009, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2009 Grants of Plan-Based Awards Table for information on awards made during fiscal 2009.

(3)

Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009, fiscal 2008 and fiscal 2007 for the fair value of stock options granted in fiscal 2009, fiscal 2008 and fiscal 2007 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2009 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2009, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2009 Grants of Plan-Based Awards Table for information on awards made during fiscal 2009.

(4)

Reflects amounts earned by the named executive officers in the applicable fiscal year under our fiscal 2009 Management Bonus Plan and our Inventory Performance Bonus Plan. Payments under these plans were subject to our achievement of specified performance targets. For more information regarding our fiscal 2009 Management Bonus Plan and our Inventory Performance Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program -- Short-Term Cash Incentives."

(5)

The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2009 and quantifies those required by SEC rules to be quantified and (ii) all other compensation that is required by SEC rules to be separately identified and quantified.

Fiscal 2009 All Other Compensation Table

Name	Fiscal Year	Perquisites and Other Personal Benefits ($) (a)		Tax Reimbursements ($) (b)	Executive Disability Insurance Premiums ($) (c)	Life & AD&D Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Severance ($)	Total ($)

E. Scott Beattie	2009	52,277	(f)	2,270	4,757	1,080	9,800	--	70,184
Stephen J. Smith	2009	22,209		--	--	1,080	8,840	--	32,129
Joel B. Ronkin	2009	22,781		467	1,195	1,080	8,900	--	34,423
Ronald L. Rolleston	2009	21,197		1,656	2,934	1,022	8,710	--	35,519
Elizabeth T. Park	2009	15,551		--	--	1,008	8,830	--	25,389
Jacobus A. J. Steffens	2009	90,256	(g)	--	--	--	--	535,237(h)	625,493

(a)

Includes car allowance and personal tax preparation and financial planning services paid or reimbursed by us. Except as noted below with respect to Mr. Steffens, no individual perquisite or personal benefit for any named executive officer exceeded $25,000.

(b)	Reflects tax reimbursements on executive disability insurance premiums.

(c)	Reflects executive disability insurance premiums paid or reimbursed by us.

(d)	Reflects term life and accidental death and dismemberment insurance premiums paid or reimbursed by us.

(e)	Reflects matching contributions made by us under our 401(k) plan.

(f)	Includes expenses paid by us in connection with Mr. Beattie's spouse accompanying him on business travel.

(g)	Includes $76,087 of secondary school tuition paid by us for Mr. Steffens' children. Does not include $30,287 of employee benefit contributions made by us for Mr. Steffens as required by Swiss law.

(h)

Includes approximately $31,437 equal to 12 months of health insurance and 12 months of car allowance. Severance amount shown for Mr. Steffens was converted to U.S. dollars using an exchange rate of 0.916 Swiss francs to the U.S. dollar, which was the spot rate reported on www.oanda.com for January 6, 2009, the date that the severance payment was made.

(6)	Ms. Park was not a named executive officer in fiscal 2008 or fiscal 2007.

(7)

Mr. Steffens' employment with us ended on December 31, 2008. Mr. Steffens was based in Geneva, Switzerland and was paid in Swiss francs. Except as otherwise noted, fiscal 2009 amounts were converted to U.S. dollars using an exchange rate of .89964 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2008 to December 31, 2008. Fiscal 2008 amounts were converted to U.S. dollars using an exchange rate of 1.11222 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2007 to June 30, 2008. Fiscal 2007 amounts were converted to U.S. dollars using an exchange rate of 1.23229 Swiss francs to the U.S. dollar, which was the average of all interbank rate "ask" prices for the period from July 1, 2006 to June 30, 2007. All exchange rates were obtained from www.oanda.com.

Fiscal 2009 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($ / SH)	Grant Date Fair Value of Stock and Option Awards(5) ($)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)

E. Scott Beattie	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	482,977 24,434	804,954 48,868	1,207,431 97,737	22,200	44,400	44,400	111,100	18.88	-- 838,272 838,272 788,810 --
Stephen J. Smith	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	118,993 12,040	198,318 24,079	297,477 48,159	7,800	15,600	15,600	38,900	18.88	-- 294,528 294,528 276,190 --
Joel B. Ronkin	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	126,240 12,773	210,397 25,546	315,596 51,092	10,000	20,000	20,000	50,000	18.88	-- 377,600 377,600 355,000 --
Ronald L. Rolleston	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	105,996 10,725	176,659 21,450	264,989 42,900	3,600	7,200	7,200	18,100	18.88	-- 135,936 135,936 128,510 --
Elizabeth T. Park	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	104,245 10,548	173,739 21,095	260,609 42,190	3,600	7,200	7,200	18,100	18.88	-- 135,936 135,936 128,510 --
Jacobus A.J. Steffens (6)	8/12/08 8/18/08 8/18/08 8/18/08 2/04/09	8/12/08 8/12/08 8/12/08 8/12/08 2/04/09	147,534 --	245,888 --	368,832 --	3,350 --	6,700 --	6,700 --	16,700 --	18.88 --	-- 126,496 126,496 118,570 --

(1)

These columns show the potential value of the cash bonus payout for each named executive officer under our Management Bonus Plan for fiscal 2009 if all quarterly performance goals and the annual threshold, target or maximum performance goals, as the case may be, were satisfied in fiscal 2009. This column also reflects the potential value of the cash bonus payout for each named executive officer under our February 2009 Inventory Performance Bonus Plan, if threshold, target or maximum performance goals, as the case may be, were satisfied in fiscal 2009. Actual amounts paid to the named executive officers for fiscal 2009 are reflected in the Fiscal 2009 Summary Compensation Table. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under "Elements of Elizabeth Arden's Executive Compensation Program -- Short-Term Cash Incentives."

(2)

These columns show the number of shares of PBRS granted in fiscal 2009 under our 2004 Stock Incentive Plan to the named executive officers. Vesting of these shares of PBRS will occur on the second business day after our financial results for the fiscal year ending June 30, 2011 are announced if we achieve a specified cumulative EPS (our goal target) for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011 (the measurement period) and the named executive officer is still employed with us at that time. In addition, 50% of these shares of PBRS may vest if our cumulative EPS for the measurement period reach a threshold target. For cumulative EPS results between the threshold target and the goal target, the number of shares of PBRS that vest will be determined based on interpolation. Management has concluded that satisfaction of the requisite performance targets, and the vesting of these awards, is no longer probable and any associated compensation expense has been reversed.

(3)

Reflects the number of shares of SBRS granted in fiscal 2009 under our 2004 Stock Incentive Plan to the named executive officers. These shares of SBRS vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of SBRS vested in August 2009.

(4)

Reflects the number of stock options granted in fiscal 2009 under our 2004 Stock Incentive Plan to the named executive officers. These stock options vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant. One-third of this grant of stock options vested in August 2009.

(5)

Reflects the full grant date fair value under SFAS 123R of the PBRS, SBRS and stock options granted in fiscal 2009 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our consolidated financial statements over the award's vesting schedule. For PBRS and SBRS awards, fair value is calculated using the closing price of our common stock on the grant date of $18.88 per share. For stock options, fair value is calculated using the Black-Scholes model value on the grant date of $7.10 per share. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that may be recognized by the named executive officers. Management has concluded that satisfaction of the requisite performance targets applicable to the PBRS, and the vesting of such PBRS, is no longer probable and any associated compensation expense has been reversed. For additional information on the valuation assumptions regarding these fiscal 2009 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC.

(6)

Mr. Steffens' employment with us ended on December 31, 2008, and all stock option and restricted stock awards granted to Mr. Steffens in fiscal 2009 were forfeited upon, or subsequent to, the termination of his employment. Mr. Steffens was based in Geneva, Switzerland and was paid in Swiss francs. Amounts set forth in the column titled "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" were converted to U.S. dollars using an exchange rate of .89964 Swiss francs to the U.S. dollar, which is the average of all interbank rate "ask" prices for the period from July 1, 2008 to December 31, 2008, as quoted on www.oanda.com.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards						Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

E. Scott Beattie	1/31/2001 3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008	400,000 135,000 75,600 71,300 65,600 44,866 29,333 --	-- -- -- -- -- 22,434 58,667 111,100	(4) (5) (6)	13.31 11.33 13.04 21.60 23.40 15.00 23.59 18.88	1/31/2011 3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018	3/22/2005 8/21/2006 8/21/2006 8/20/2007 8/20/2007 8/18/2008 8/18/2008	5,267 11,467 44,400	(7) (8) (9)	45,981 100,107 387,612	108,800 15,800 17,200 44,400	(10) (11) (12) (13)	949,824 137,934 150,156 387,612
Stephen J. Smith	5/03/2001 3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008	100,000 40,000 18,000 16,900 15,000 16,000 11,733 --	-- -- -- -- -- 8,000 23,467 38,900	(4) (5) (6)	18.16 11.33 13.04 21.60 23.40 15.00 23.59 18.88	5/3/2011 3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018	3/22/2005 8/21/2006 8/21/2006 8/20/2007 8/20/2007 8/18/2008 8/18/2008	1,867 4,600 15,600	(7) (8) (9)	16,299 40,158 136,188	18,000 5,600 6,900 15,600	(10) (11) (12) (13)	157,140 48,888 60,237 136,188
Joel B. Ronkin	10/6/2000 1/31/2001 3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008	30,750 30,000 25,000 10,000 11,000 17,500 20,000 15,633 --	-- -- -- -- -- -- 10,000 31,267 50,000	(4) (5) (6)	8.44 13.31 11.33 13.04 21.60 23.40 15.00 23.59 18.88	10/6/2010 1/31/2011 3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018	3/22/2005 8/21/2006 8/21/2006 8/20/2007 8/20/2007 8/18/2008 8/18/2008	2,367 6,067 20,000	(7) (8) (9)	20,664 52,965 174,600	27,000 7,100 9,100 20,000	(10) (11) (12) (13)	235,710 61,983 79,443 174,600
Ronald L. Rolleston	1/31/2001 3/22/2002 6/25/2003 3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2018	24,796 20,000 10,000 11,000 15,000 13,333 5,866 --	-- -- -- -- -- 6,667 11,734 18,100	(4) (5) (6)	13.31 11.33 13.04 21.60 23.40 15.00 23.59 18.88	1/31/2011 3/22/2012 6/25/2013 3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018	3/22/2005 8/21/2006 8/21/2006 8/20/2007 8/20/2007 8/18/2008 8/18/2008	1,567 2,267 7,200	(7) (8) (9)	13,680 19,791 62,856	24,000 4,700 3,400 7,200	(10) (11) (12) (13)	209,520 41,031 29,682 62,856
Elizabeth T. Park	8/10/2005 8/21/2006 8/20/2007 8/18/2008	9,000 10,000 5,866 --	-- 5,000 11,734 18,100	(4) (5) (6)	23.40 15.00 23.59 18.88	8/10/2015 8/21/2016 8/20/2017 8/18/2018	5/1/2005 8/21/2006 8/21/2006 8/20/2007 8/20/2007 8/18/2008 8/18/2008	1,167 2,267 7,200	(7) (8) (9)	10,188 19,791 62,856	12,000 3,500 3,400 7,200	(10) (11) (12) (13)	104,760 30,555 29,682 62,856
Jacobus A. J. Steffens (14)	--	--	--		--	--	--	--		--	--		--

(1)										This column reflects the number of shares of SBRS granted to the respective named executive officer that had not yet vested as of June 30, 2009.

(2)										Determined based on the closing market price of our common stock on June 30, 2009, the last trading day in fiscal 2009, of $8.73 per share.

(3)										This column reflects the number of shares of PBRS and MBRS granted to the named executive officer that had not yet vested as of June 30, 2009.

(4)

Stock options granted on August 21, 2006 that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects one-third of the original stock option grant, which vested for each named executive officer in August 2009.

(5)

Stock options granted on August 20, 2007, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this grant of stock options vested for each named executive officer in August 2009.

(6)

Stock options granted on August 18, 2008, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of stock options vested for each named executive officer in August 2009.

(7)

SBRS award granted on August 21, 2006, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2007, June 30, 2008 and June 30, 2009, as applicable, if the named executive officer is still employed by us at that time. This remaining third of the original amount of this SBRS award vested for each named executive officer in August 2009.

(8)

SBRS award granted on August 20, 2007, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2008, June 30, 2009 and June 30, 2010, as applicable, if the named executive officer is still employed by us at that time. An additional one-third of the original amount of this SBRS award vested for each named executive officer in August 2009.

(9)

SBRS award granted on August 18, 2008, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2009, June 30, 2010 and June 30, 2011, as applicable, if the named executive officer is still employed by us at that time. One-third of the original amount of this SBRS award vested for each named executive officer in August 2009.

(10)

MBRS award that vests in full three, four, five or six years from the date of grant if our total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six-year period from the date of grant and the named executive officer is still employed by us at that time. If our total shareholder return does not exceed the total shareholder return of the Russell 2000 Index over one of these measurement periods, the MBRS awards will not vest and will be forfeited. None of the MBRS has vested as of the date of this proxy statement.

(11)

PBRS award granted on August 21, 2006 that vests two business days after our financial results for the fiscal year ending June 30, 2009 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time. The applicable cumulative EPS target was not met and these shares of PBRS were forfeited in August 2009.

(12)

PBRS award granted on August 20, 2007 that vests two business days after our financial results for the fiscal year ending June 30, 2010 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time. Management does not believe that the vesting of this PBRS award is probable, and all compensation expense previously recognized with respect to this grant has been reversed.

(13)

PBRS award granted on August 18, 2008 that vests two business days after our financial results for the fiscal year ending June 30, 2011 are publicly announced, but only if we achieve a specified cumulative EPS target and the named executive officer is still employed by us at that time. Management does not believe that the vesting of this PBRS award is probable, and all compensation expense previously recognized with respect to this grant has been reversed.

(14)	Mr. Steffens' employment with us ended on December 31, 2008. As of June 30, 2009, Mr. Steffens had no outstanding equity awards.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(a) (#)	Value Realized on Vesting(b) ($)

E. Scott Beattie	--	--	11,000	207,680
Stephen J. Smith	--	--	4,167	78,673
Joel B. Ronkin	--	--	5,400	101,952
Ronald L. Rolleston	--	--	2,700	50,976
Elizabeth T. Park	--	--	2,300	43,424
Jacobus A. J. Steffens(c)	--	--	1,733	32,719

(a)		Represent shares of SBRS that vested on August 18, 2008.

(b)		Value based on the closing market price of our common stock on August 18, 2008, the vesting date, of $18.88 per share.

(c)		Mr. Steffens' employment with us ended on December 31, 2008.

Potential Payments Upon Termination or Change of Control

          Our severance policy provides for severance benefits upon the following triggering events: (i) a termination of the employment of a named executive officer by us without "cause," or (ii) a termination of the employment of a named executive officer by us without "cause" or by the named executive officer for "good reason," either of which occurs within two years of the consummation of a "change of control" involving us. Our severance policy and the terms "cause," "good reason," and "change of control," are discussed in more detail under "Compensation Discussion and Analysis -- Severance Policy and Change of Control." Payments under our severance policy are subject to the execution and delivery by the relevant executive officer of a release containing confidentiality and non-disparagement provisions that are satisfactory to us. The table below assumes that the triggering events under the severance policy occurred on June 30, 2009.

          Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and restricted stock awarded to our employees, including our named executive officers, would automatically become fully vested. In addition, the excess of the fair market value of the common stock over the exercise price of such stock options is payable by us 90 days after the change of control, unless the compensation committee determines otherwise. All unvested stock option awards and a portion of unvested restricted stock awards also vest upon the termination of an executive officer's employment due to death or permanent disability. The following table shows the value of unvested stock options and restricted stock awards that would vest upon the specified triggering event, based on our closing market price of $8.73 on June 30, 2009, the last trading day of fiscal 2009.
		Termination

Name (1)	Benefit	Without Cause(2)	Without Cause or For Good Reason Within 2 Years After Change of Control(3)	Change of Control(4)	Death or Permanent Disability(4)

E. Scott Beattie	Cash	$1,620,000	$3,255,903	$--	$--
	Option vesting	--	--	--	--
	Restricted stock vesting	--	--	2,159,226	1,195,304

	Total	$1,620,000	$3,255,903	$2,159,226	$1,195,304

Stephen J. Smith	Cash	$400,000	$711,792	$--	$--
	Option vesting	--	--	--	--
	Restricted stock vesting	--	--	595,098	302,077

	Total	$400,000	$711,792	$595,098	$302,077

Joel B. Ronkin	Cash	$425,000	$654,510	$--	$--
	Option vesting	--	--	--	--
	Restricted stock vesting	--	--	799,965	412,636

	Total	$425,000	$654,510	$799,965	$412,636

Ronald L. Rolleston	Cash	$355,000	$645,610	$--	$--
	Option vesting	--	--	--	--
	Restricted stock vesting	--	--	439,416	261,388

	Total	$355,000	$645,610	$439,416	$261,388

Elizabeth T. Park	Cash	$350,000	$523,940	$--	$--
	Option vesting	--	--	--	--
	Restricted stock vesting	--	--	320,688	173,991

	Total	$350,000	$523,940	$320,688	$173,991

(1)

Mr. Steffens has been omitted from this table as his employment with us ended on December 31, 2008. In connection with the termination of his employment he received a severance payment of approximately $535,237. See the "Fiscal 2009 All Other Compensation Table" on page 28 for additional information.

(2)

Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers and is payable in a lump sum.

(3)

Severance benefit for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control, equals 2.99 times the "base amount" for our chief executive officer and 1.5 times the "base amount" for our other named executive officers, and is payable in a lump sum. "Base amount" is the average annual salary plus average bonus paid to a named executive officer during the most recently completed five fiscal years. In 2004, we changed our fiscal year end from January 31 to June 30. As a result, the amounts set forth in this column have been calculated using the average annual base salary plus average bonus paid to the named executive officer during the 60 month period from July 1, 2004 through June 30, 2009.

(4)

Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2009 and our closing market price of $8.73 on June 30, 2009, the last trading day of fiscal 2009. Also reflects value of accelerated vesting of restricted stock not yet vested on June 30, 2009, based on our closing market price on June 30, 2009 of $8.73. Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer's estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term "change of control" has substantially the same meaning under our stock incentive plans as under our severance policy.

Distinguishing "Realized" Pay from "Reported" Pay

          In reviewing our executive compensation, it is important to distinguish the compensation opportunities that we have provided to our named executive officers in fiscal 2009 from the compensation that was actually realized by our named executive officers in fiscal 2009. The increasing complexity of the standards of financial accounting and reporting related to stock-based executive compensation has made it difficult for investors to assess this information and has, at times, caused confusion between what might be called "reported" pay versus "realized" pay, or the amount of compensation realized by an executive during a fiscal year. We have provided an additional compensation table below in order to highlight the often dramatic difference between compensation reported to reflect accounting costs, and compensation that reflects what an executive has actually realized during the fiscal year.

          The table below shows the compensation realized by each of our named executive officers for fiscal 2009. This table includes:

—	salaries paid during fiscal 2009,

—

cash incentive bonuses earned for fiscal 2009 under our Management Bonus Plan, our Inventory Performance Bonus Plan and service-based deferred cash grants awarded in fiscal 2008 and paid during fiscal 2009 described above under the caption "Benefits and Perquisites",

—

the value of shares of common stock acquired upon the exercise of stock options in fiscal 2009 based on the market value of our common stock at the time of exercise (the actual value will depend on any proceeds received upon the ultimate sale of stock),

—	the value of restricted stock that vested in 2009 based on the closing price on the vesting date (the actual value will depend on any proceeds received upon the ultimate sale of stock), and

—	the amounts set forth in the "All Other Compensation" column of the Fiscal 2009 Summary Compensation Table.

Fiscal 2009 Compensation Realized By Named Executive Officers

Name(1)	Salary ($)	Cash Incentive Bonuses ($)	Deferred Cash Grant ($)	Value of Shares Acquired Upon Option Exercises ($)	Value of Vested Restricted Stock ($)	All Other Compensation ($)	Total ($)

E. Scott Beattie	805,000	137,237	50,039	--	207,680	70,184	1,270,140
Stephen J. Smith	396,667	57,826	19,127	--	78,673	32,129	584,422
Joel B. Ronkin	420,833	61,300	17,822	--	101,952	34,423	636,330
Ronald L. Rolleston	353,333	51,608	17,489	--	50,976	35,519	508,925
Elizabeth T. Park	347,500	50,690	16,367	--	43,424	25,389	483,370

(1)	Mr. Steffens' employment with us ended on December 31, 2008, and we have chosen to exclude him from this table given that he is no longer employed by us.

Equity Compensation Plan Information

          The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)

Equity compensation plans approved by security holders	3,310,627	$16.75	1,237,541	(1)
Equity compensation plans not approved by security holders	--	--	--
Total	3,310,627	$16.75	1,237,541	(1)

(1)

Of these shares of common stock, 349,957 remained available for issuance at June 30, 2009, under the Elizabeth Aden, Inc. 2002 Employee Stock Purchase Plan. See note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2009, as filed with the SEC.

AUDIT COMMITTEE REPORT

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal control over financial reporting, the audits of our consolidated financial statements, the review of quarterly consolidated financial statements and critical accounting policies, and also carries out such other duties as directed by the board of directors. The audit committee selects the independent registered public accounting firm that performs the audit of our consolidated financial statements and issues an attestation report regarding our internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

          Elizabeth Arden's management is responsible for the preparation, presentation and integrity of our consolidated financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing an attestation report on our internal control over financial reporting. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, we are not professional auditors, and our functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

          The audit committee reviewed and discussed with management our audited consolidated financial statements for fiscal 2009. The committee also discussed with PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, the results of the audit and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and the company's internal control over financial reporting.

          The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

          Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Elizabeth Arden's annual report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

Fred Berens (Chairperson)
William M. Tatham
J. W. Nevil Thomas

PROPOSAL 2 --
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the fiscal year ending June 30, 2010. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

Fees Paid to PricewaterhouseCoopers LLP

          The following table shows the fees paid to PricewaterhouseCoopers LLP for the audit of the consolidated financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2009 and 2008, respectively:

	Fiscal Year Ended

	June 30, 2009	June 30, 2008

Audit fees	$1,551,416	$1,903,428
Audit-related fees	75,000	4,145
Tax fees	765,153	770,039
All other fees	1,553	5,381

Total	$2,393,122	$2,682,993

          Audit Fees.  Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal controls over financial reporting included in our Annual Report on Form 10-K for fiscal 2009 and 2008, the quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2009 and 2008, and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements.

          Audit-Related Fees.  Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our consolidated financial statements. The increase in audit-related fees for the year ended June 30, 2009 as compared to the year ended June 30, 2008 relates to assessment and evaluation of certain aspects of our internal financial controls as they relate to our implementation of a new financial accounting and order processing software system.

          Tax Fees.  The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits (including audits for income taxes, indirect taxes and customs duties) and general tax advice.

          All Other Fees.  The other fees listed above consisted of fees for any services not included in the first three categories.

          Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by our independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by our independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC or Nasdaq, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage our independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with our independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of our independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of our independent registered public accounting firm at audit committee meetings.

          Consistent with these policies and procedures, all audit services and non-audit services, including tax services, and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended June 30, 2009 and 2008 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF
BOARD MEMBERS FOR THE 2010 ANNUAL MEETING

          If a shareholder intends to present a proposal for action at the 2010 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 15, 2010. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

          Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2010 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company no later than August 14, 2010 nor before July 15, 2010, provided, however, that if the 2010 annual meeting is more than thirty days before or more than sixty days after November 12, 2010, such written notice must be received by the Secretary of the company not later than ninety days prior to date of the 2010 annual meeting or, if later, the close of business on the tenth day following the date that public disclosure of the date of the 2010 annual meeting is first made.

          The written notice of a shareholder proposal must comply with the requirements of our amended and restated by-laws regarding shareholder proposals, including as to each matter the shareholder proposes to bring before the annual meeting, among other things, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, including any synthetic equity interests or any short interests in our common stock, (d) any significant equity (including synthetic equity and short interests) in our principal competitors, and (e) any material interest of the shareholder in such shareholder's proposal.

          The written notice of a shareholder director nomination must comply with the requirements of our amended and restated by-laws regarding director nominations by shareholders, including as to each nominee the following information, among other things: (i) the name and address and residence address of each nominee proposed in such notice, (ii) the number of shares of our common stock which are beneficially owned by each such nominee, (iii) such other information concerning each such nominee as would be required, under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, (iv) any information that could be material to a reasonable shareholder's understanding and independence or lack of independence of such nominee, and (v) a completed and signed questionnaire, representation and agreement in accordance with our amended and restated by-laws. The questionnaire and written representation and agreement are available from the Secretary of the company upon written request.

          If the presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2010 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

          Proposals, director nominations and requests for the questionnaire, representation and agreement applicable to shareholder director nominees should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027.

GENERAL INFORMATION

          Directions to Annual Meeting. If you require directions to the annual meeting, you may contact the office of our Secretary by calling (954) 364-6900 or visit our annual meeting website at http://annualmeeting.elizabetharden.com.

          Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

          Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as "householding." Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a "householding" consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. In the event that a shareholder wishes to receive a separate proxy statement for the 2009 Annual Meeting or a 2009 Annual Report, the shareholder may obtain copies by writing to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027, by calling (954) 364-6900, or by visiting our annual meeting website at http://annualmeeting.elizabetharden.com and downloading the PDF documents.

          Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

          Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038. Their telephone number is (800) 937-5449 and their website is www.amstock.com.

          Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

          Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, including the consolidated financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027, or by visiting our corporate website at www.elizabetharden.com.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida
October 13, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

ELIZABETH ARDEN, INC.

November 12, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and Annual Report
are available at http://annualmeeting.elizabetharden.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 111209

The Board of Directors recommends a vote FOR Proposals 1 and 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Proposal 1 - Election of Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ E. Scott Beattie
- ○ Fred Berens
- ○ Maura J. Clark
- ○ Richard C.W. Mauran
- ○ William M. Tatham
- ○ J. W. Nevil Thomas
- ○ Paul West

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED HEREIN, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2010, AND ON OTHER MATTERS PRESENTED FOR A VOTE IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY - COMMON STOCK

ELIZABETH ARDEN, INC.

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 12, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar E. Marina and Beatriz Llorens Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our corporate offices at 2400 S.W. 145th Avenue, Miramar, Florida 33027, on Thursday, November 12, 2009 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)